Filed Pursuant to Rule 424(b)(1)
Registration No.: 333-141653
PROSPECTUS

$2,940,000
NEW YORK RESIDENTIAL, INC.
2,940,000 Units

Commencing on the date of this prospectus and ending on February 9, 2009, we are offering for sale, on a best-efforts basis the units of securities of New York Residential, Inc., a Delaware corporation, as described herein at an offering price of $1.00 per unit. Each unit consists of:

• one share of our common stock; and

• one warrant.

Each warrant entitles the holder to purchase one share of our common stock at a price of $.75. Each warrant will become exercisable on the later of our completion of our initial property acquisition (as described herein) and November 10, 2009, and will expire on November 10, 2012, or earlier upon redemption.

There is presently no public market for our units, common stock or warrants. We intend to apply for quotation of the units offered hereby on the OTC Bulletin Board as soon as practicable after the date of this prospectus. Assuming the units are accepted for quotation, we anticipate that our common stock and the warrants will be quoted on the OTC Bulletin Board as soon as practicable after they are able to be traded separately. We plan for the common stock and warrants to be separately tradable.  However, we cannot be certain that they will be accepted for quotation.  We expect that these securities will be separately tradable commencing the 90th day following the date of this prospectus or on such date thereafter as they are approved for quotation, unless the board of directors approves an earlier date.

         We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10,  2008

       You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

This prospectus contains forward-looking statements that involve substantial risks and uncertainties as they are not based on historical facts, but rather are based on current expectations, estimates and projections about our proposed industries, our beliefs, and our assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You should not place undue reliance on any forward-looking statements, which apply only as of the date of this prospectus.

Prospectus Summary

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to New York Residential, Inc.

We are a development stage company. We were organized under the laws of the State of Delaware on December 5, 2005. We were formed with the purpose of purchasing, renovating and either selling or operating residential real estate in the New York metropolitan area. To date our efforts have been limited to renovation of properties owned by others. We intend to commence our plans to acquire residential real estate after the closing of this offering.

Our principal executive offices are located at 15 West 72nd Street, Suite 15K, New York, NY 10023 and our telephone number is 917-439-3838.

The Offering

Securities offered:
2,940,000 units, at $1.00 per unit, each unit consisting of:

one share of common stock; and
one warrant.

We intend to apply to have the units quoted on the OTCBB on or promptly after the date of this prospectus.  However, we cannot be certain that they will be accepted for quotation.  Each of the common stock and warrants may trade separately on the 90th day after the date of this prospectus, or as soon thereafter as they are approved for quotation on the OTCBB, unless the company determines that an earlier date is acceptable.

Common stock: Number outstanding before this offering Number to be outstanding after this offering	3,060,000 shares 6,000,000 shares
Warrants: Number outstanding before this offering Number to be outstanding after this offering	0 2,940,000 warrants
Exercisability	Each warrant is exercisable for one share of common stock.
Exercise price	$0.75
Exercise period	The warrants will become exercisable on November 10, 2009. The warrants will expire at 5:00 p.m., New York City time, on November 10, 2012 or earlier upon redemption.
Redemption
We may redeem the outstanding warrants:

• in whole and not in part,
• at a price of $.01 per warrant at any time after the warrants become exercisable,
• upon a minimum of 30 days’ prior written notice of redemption, and
• if, and only if, the last sales price of our common stock equals or exceeds $1.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

In the event we call the warrants for redemption, we have agreed that any warrants purchased by our directors during the six month period following separate trading of the warrants will be exercisable by them on a cashless basis.

We are conducting this offering, on a best-efforts basis through Robert Kornstein, our President and Secretary as well as our existing shareholders, Ivan Berkowitz, Avner Maloul and Alan Lowy.  These individuals will not be compensated for offering the units. They will be relying on Rule 3a4-1 of the Exchange Act as a safe harbor, for associated persons of an issuer. In this regard, each of those individuals intends, at the end of the offering, to perform substantial duties for or on behalf of the company unrelated to the transaction in securities, and none of these individuals were brokers or dealers, or associated persons of a broker or dealer, within the preceding 12 months. Furthermore, none of these individuals anticipates that they will be participating in selling an offering of securities of another issuer during the subsequent 12-month period commencing from the closing of this offering. We will, however, reimburse such officers and directors for all expenses incurred by them in connection with the offering. The units may also be offered by broker-dealers who are members of the National Association of Securities Dealers Inc. We may, in our discretion, pay commissions of up to 8% of the offering price to participating broker-dealers.

Risks

Our operations to date have only been minimal, and we have only limited assets. We plan to use the proceeds of the offering to make our first significant real estate investments.  These proceeds alone may not be sufficient for such a purchase. Moreover, as a newcomer to the New York residential real estate market, we will have a disadvantage in competing with existing, more substantial entities in this market most of whom have vastly greater resources than our company.

In addition, this offering is being conducted on a best-efforts basis without a minimum investment amount.  We cannot be certain that we will sell all of the units offered hereby, and our failure to do so could leave us with insufficient proceeds to complete an acquisition of property.  It is possible that we will sell only enough units in this offering to cover the expenses associated with the offering itself and, in such an event, the purchasers of units would lose their entire investment.

You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Summary Financial Data

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus.

The “as adjusted” information gives effect to the sale of the units we are offering, including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale and the repayment of the accrued offering expenses required to be repaid.

Statement of Operations Data:

	For the Year Ended December 31, 2007	For the Six Months Ended June 30, 2008	Cumulative From Inception Through June 30, 2008
Revenues	$2,125	$--	$125,345
Operating Costs	13,070	4,496	122,940
Provision for income taxes	--	--	5,200
Net loss	(10,945)	(4,496)	(2,795)
Net loss per common share (basic and diluted)	$--	$--
Weighted average number of shares outstanding (basic and diluted)	3,060,000	3,060,000

	Actual, December 31, 2007	Actual, June 30, 2008	As Adjusted, June 30, 2008
Balance Sheet Data:
Working capital (deficit)	$(142,783)	$(195,553)	$2,770,532
Total assets	$213,198	$272,614	$2,794,105
Total liabilities	$158,170	$222,082	$23,573
Shareholders’ equity	$55,028	$50,532	$2,770,532

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our units.

Risks Associated With our Business

We have only a limited operating history and, accordingly, you have very little basis on which to evaluate our ability to achieve our business objective.

During 2006, we completed the renovation of one apartment in New York City and realized revenue of approximately $123,000. During 2007 and 2008, we entered into agreements to engage in the design and renovation of two additional residential apartments in New York City, as well as the design and construction of a residential home in Kent, Connecticut.  Other than these projects, we have no operating results to date and have not yet begun our residential real estate acquisition program and are still considered to be a development stage company.  Our ability to acquire residential real estate depends upon obtaining financing through the public offering of our securities and our ability in the future to raise private funds by issuing debt or equity securities and other financing such as mortgage loans. Because of our limited operating history, you will have very little basis upon which to evaluate our ability to conduct a significant part of our planned business, which is to acquire residential real estate in the New York metropolitan area and to renovate and then resell or operate such real estate. We have not conducted any discussions and we have no plans, arrangements or understandings with respect to any specific investment properties. These conditions raise a substantial doubt as to our ability to continue as a going concern.  The financial statements included herein do not include any adjustments that might result from the outcome of such uncertainty.

Since we have not yet selected any particular property for investment, we are currently unable to ascertain the specific merits or risks of our business’s operations.

Because we have not yet identified any particular property for investment, investors in this offering have no current basis to evaluate the possible merits or risks of the purchase of any such property. We will have virtually unrestricted flexibility in identifying and selecting residential property for acquisition. We may acquire properties which require complete renovation or, in some cases, substantial repair and maintenance to make them marketable to tenants. With some properties, we may be unable to determine the full extent or cost of such renovation or repair until after the purchase is complete at which time it will likely be too late to rescind the purchase. We may purchase properties in neighborhoods which are considered to pose a risk of loss during a downturn but which, we anticipate will appreciate. The New York residential real estate market is inherently volatile and subject to substantial price fluctuations.  Some analysts predict that prices will decline. The market has, in fact, seen prices decline in recent months, particularly at the higher end.

Our common stock will be subject to the SEC’s penny stock rule, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

As long as we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended.  Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

Because our common stock will, at least initially, be subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

We may be unable to obtain additional financing, if required, to complete our initial property acquisition or to fund the renovation, maintenance and, ultimately, operation of the properties we acquire.

Inasmuch as we have not yet identified any prospective target property, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of prices in the New York real estate market or unforeseen costs of renovation, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular property acquisition, we would be compelled to restructure the transaction or abandon that particular investment and seek an alternative target property. In addition, if we consummate a property acquisition, we will require mortgage financing to fund the acquisition and possibly to improve the property. The failure to secure additional financing could prevent us from acquiring property and from improving our properties in order to generate a return on them. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after any property acquisition.

Our existing stockholders and our sole officer and director control and will continue to control a substantial interest in our company and thus may influence certain actions requiring a stockholder vote.

Upon consummation of our offering, assuming all units offered hereby are sold, our existing stockholders (including our sole officer and director) will own approximately 51% of our issued and outstanding shares of common stock (assuming they do not purchase units in this offering). Our existing stockholders, officer and director have not indicated to us that they intend to purchase our securities in the offering. Until we find suitable candidates to serve as officers and directors of our company, our sole officer and director will remain as such. Accordingly, our existing stockholders, officer and director will continue to exert control. In addition, our existing stockholders and their respective affiliates and relatives are not prohibited from purchasing units in this offering or shares in the aftermarket. If they do, we cannot assure you that our existing stockholders will not have considerable influence over the exercise of their voting rights in matters affecting the company or its corporate governance.

Our current net tangible book value is $(0.06) per share, and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

      The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholder acquired his shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 54% or $0.54 per share (the difference between the pro forma net tangible book value per share of $0.46, and the initial offering price of $1.00 per unit).

No market currently exists for our securities, and, we cannot be certain one will develop even after they are quoted on the OTC Bulletin Board.

We anticipate that our securities will be quoted on the OTC Bulletin Board assuming one or more market makers submit an application for such quotation. However, even if our securities are approved for quotation on the OTC Bulletin Board, we cannot be certain, that an active trading market will develop in our securities. If no such market develops, our securities will have limited, if any liquidity, and will be difficult to resell. This could result in the inability of holders of our securities to sell them in a timely manner or at all which could result in a loss of investment.

Our director cannot be considered “independent” under the policies of the North American Securities Administrators Association, Inc.

Under the policies of the North American Securities Administrators Association, Inc., because our sole director serves as the sole officer of our company, owns shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by him in connection with activities on our behalf such as identifying potential target properties and performing due diligence on suitable properties for acquisition, state securities administrators could take the position that this director is not “independent.” If this were the case, they would take the position that we would not have the benefit of any independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our sole director, who is the person who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.  Whether or not he is deemed to be “independent,” we cannot assure you that all actions taken by our management will be in the best interests of our stockholders. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations.

Risks related to the New York Residential Real Estate Market and
Building Maintenance and Operation in General

Note: We currently own no real property, but assuming we are able to consummate our initial property acquisition out of the proceeds of this offering and assuming we maintain and operate the property which is the subject of such acquisition, the following risk factors would apply:

Increases in U.S. state and local income and property taxes could adversely affect our cash available for distribution.

Many U.S. states and localities are considering an increase in their income and/or real property tax rates (or increases in the assessments of real property) to cover revenue shortfalls they are currently facing. New York City, in particular, has seen dramatic increases in property taxes in recent years. If we succeed in investing in real property, we will become subject to state and local income and property taxation in various jurisdictions in which we transact business and own property. Increases in income and/or property taxes in those jurisdictions could adversely affect our cash available for distribution to stockholders.

We are subject to general real estate risks and the value of our real estate assets may fluctuate.

Our primary assets are expected to consist of real estate and, in particular, residential properties, which are subject to a variety of risks. The yields available from the equity and mortgage investments in real estate depend on the amount of income generated and expenses incurred from the operations of such properties. If the properties do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, our cash flow and ability to make distributions will be adversely affected. The performance of the economy in each of the areas in which the properties are located affects occupancy, market rental rates, expenses and property values.

The market value of our properties fluctuates due to a variety of factors. In our financial statements the reported asset value of a property, before depreciation, is generally the same as its original acquisition cost to us. If a property’s value falls below such cost basis, we may in certain circumstances reduce the reported asset value of such property in our financial statements. Decreases in a property’s value and income will, in turn, tend to reduce our income and funds from operations, as a whole, and may lead to decreases in the trading price of our common stock.

We intend to obtain mortgage based financing for the acquisition of our residential properties which will make them subject to foreclosure in the event we default on one or more of our outstanding mortgages.

In order to finance our property investments, we intend to seek mortgage financing. In the event of a cost overrun on a renovation project or if we are unable to sell a property for an adequate price (either because of a downturn in the market or due to unforeseen problems with the property itself), we may be unable to make our mortgage payments when due. This would cause a default on the mortgage in question and could cause us to file for bankruptcy if a mortgagee bank foreclosed.

USE OF PROCEEDS

The following table sets forth our estimated use of the proceeds of this offering.  Each column in the table presents the amount of proceeds we would allocate to each use based upon the hypothetical assumption of our receipt of the amount of proceeds listed at the top thereof.  For example, the column titled “10%” lists the amount of proceeds we would receive were we to sell 10% of the units offered ($294,000) followed by amount of such proceeds which we would allocate to each specified use.

	10%		25%	50%	75%	100%

Gross proceeds	$294,000		$735,000	$1,470,000	$2,205,000	$2,940,000
Offering expenses
Legal fees and expenses	$115,000		$115,000	$115,000	$115,000	$115,000
Miscellaneous expenses	5,449		5,449	5,449	5,449	5,449
Printing and engraving expenses	5,000		5,000	5,000	5,000	5,000
Accounting fees and expenses	80,000		80,000	80,000	80,000	80,000
SEC registration fee	551		551	551	551	551
Blue sky fees and expenses	14,000		14,000	14,000	14,000	14,000
Total offering expenses	$220,000		$220,000	$220,000	$220,000	$220,000

Net proceeds	$74,000		$515,000	$1,250,000	$1,985,000	$2,720,000
Use of net proceeds:
Property acquisition	--		$463,180	$1,190,000	$1,750,000	$2,585,000
Renovation	22,180	(1)	--	--	162,180	20,180
Note repayment(2)	49,435		49,435	49,435	49,435	49,435
Working capital	2,385		2,385	10,565	23,385	65,385
Total:	$74,000		$515,000	$1,250,000	$1,985,000	$2,720,000

(1) In the event we sell only enough units in the offering to realize 10% of the total offering proceeds, we will not have sufficient funds to acquire any real property following the close of the offering.  In such event, we would most likely use the proceeds to resume our renovation business until such time as we generate revenues or obtain financing sufficient to fund a property acquisition.  We cannot be certain whether we will ever generate revenues or obtain financing in an amount sufficient to do so.

(2) Includes repayment of a promissory note in the amount of $42,193 and accrued interest of $7,242 to Robert Kornstein, our sole officer and director and principal stockholder. Based upon its terms, this note bears interest at a rate equal to 15% and is payable upon the consummation of the offering.  The proceeds of the note have been used primarily to pay costs associated with this offering, including legal and accounting fees and costs of printing and filing of documents with the Securities and Exchange Commission.

Until we use them for the purposes set forth above, the net proceeds will be invested only in United States government securities, money market funds or other low-risk, low return investments. Any interest income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until our initial property acquisition is completed.   We believe that, upon consummation of this offering, assuming the sale of all of the units offered hereby, we will have sufficient available funds to operate for at least the next 12 months.

We expect to pay compensation to our officers, possibly including our current President who is also a stockholder and director, as we recruit and employ them.  In addition, our existing stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying and performing due diligence on potential investment properties. Because we do not yet know the extent of the labor and expertise required to oversee management of the properties we will eventually acquire, we are unable to determine what remuneration, if any, we will eventually pay our management. We intend to base it upon the market for executives at the time we seek to recruit them as well as our available resources.

We have prepaid some of the offering expenses listed above as required in order to complete the offering.  In the event that we do not receive sufficient proceeds to cover the expenses of the offering, will be required to obtain additional funding in order to pay amounts due to our independent registered accounting firm, but otherwise we have no plans in place to pay expenses that are not prepaid.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities by the number of outstanding shares of our common stock.

At June 30, 2008, our unaudited net tangible book value was a deficit of $195,553, or approximately $(0.06) per share of common stock outstanding. After giving effect to the sale of 2,940,000 shares of common stock included in the units (which assumes sale of 100% of the units offered hereby) and the deduction of estimated expenses of this offering, our pro forma net tangible book value at June 30, 2008 would have been $2,770,532 or $0.46 per share, representing an immediate increase in net tangible book value of $0.52 per share to the existing stockholders and an immediate dilution of $0.54 per share or 54% to new investors.

However, giving effect to the sale of only 1,470,000, or 50%, of the shares of common stock included in the units offered hereby and the deduction of estimated expenses of this offering, our pro forma net tangible book value at June 30, 2008 would have been $1,300,532, or $0.29 per share, representing an immediate increase in net tangible book value of $0.35 per share to the existing stockholders and an immediate dilution of $0.71 per share or 71% to new investors.

Similarly, giving effect to the sale of only 294,000, or 10%, of the shares of common stock included in the units offered hereby and the deduction of estimated expenses of this offering, our pro forma net tangible book value at June 30, 2008 would have been $124,532, or $0.04 per share, representing an immediate increase in net tangible book value of $0.10 per share to the existing stockholders and an immediate dilution of $0.96 per share or 96% to new investors.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units, presented separately to reflect sale of 10%, 50% and 100% of the maximum number of units offered in this prospectus:

Percentage of Maximum Offering Sold to New Investors	10%	50%	100%
Public offering price	$1.00	$1.00	$1.00
Net tangible book value before this offering	$(0.06)	(0.06)	(0.06)
Increase attributable to new investors	0.10	0.35	0.52
Pro forma net tangible book value after this offering	0.04	0.29	0.46
Dilution to new investors	0.96	0.71	0.54

The following tables summarize as of the date of this prospectus, the difference between the existing shareholders and the new shareholders with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid based upon the sale of 10%, 50% and 100%, respectively, of the units in the offering based on the offering price of $1.00 per unit.

Assuming 294,000, or 10%, of the 2,940,000 units offered are sold:

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage	Average Price Per Share
Existing stockholders	3,060,000	91.2%	$53,327	15.35%	$0.0174
New investors	294,000	8.8%	294,000	84.65%	$1.00
Total	3,354,000	100%	347,327	100.00%	$0.1036

Assuming 1,470,000, or 50%, of the 2,940,000 units offered are sold:

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage	Average Price Per Share
Existing stockholders	3,060,000	68%	$53,327	3.50%	$0.0174
New investors	1,470,000	32%	1,470,000	96.50%	$1.00
Total	4,530,000	100%	1,523,327	100.00%	$0.3363

 Assuming all of the 2,940,000 units offered are sold:

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage	Average Price Per Share
Existing stockholders	3,060,000	51%	$53,327	1.78%	$0.0174
New investors	2,940,000	49%	2,940,000	98.22%	$1.00
Total	6,000,000	100%	2,993,327	100.00%	$0.4989

The pro forma net tangible book value after the offering is calculated as follows:

Numerator(1):	10%	50%	100%
Net tangible book value before this offering	$(195,553)	$(195,553)	$(195,553)
Net proceeds from this offering	$74,000	$1,250,000	$2,720,000
Offering costs paid in advance and excluded from net tangible book value before the offering	$246,085	$246,085	$246,085
Total:	$124,532	$1,300,532	$2,770,532

Denominator(2):
Shares of common stock outstanding prior to this offering	3,060,000	3,060,000	3,060,000
Shares of common stock included in the units offered	294,000	1,470,000	2,940,000
Total:	3,354,000	4,530,000	6,000,000

Pro forma net tangible book value per share:	$0.04	$0.29	$0.46

(1)	The numerator is calculated by taking the quotient of the net tangible book value prior to the offering plus the net proceeds from the offering plus the offering costs paid in advance.

(2)	The denominator is calculated by taking the quotient of the shares of common stock outstanding prior to the offering plus the shares of common stock included in the units being offered.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on December 5, 2005 to serve as a vehicle to invest in, renovate and, in some cases, manage and operate residential real estate in the New York metropolitan area.

Results of Operations

To date, our operating activities have consisted of renovation of a residential property owned by others. We have generated approximately $125,000 from such activities (almost all of which were from the renovation of a single apartment in New York City in the year ended December 31, 2006). After deducting costs of $13,070, we had net loss of $10,945 for the year ended December 31, 2007.  In addition, after deducting net costs of $101,874, we had net income of $16,146 for the year ended December 31, 2006. The project was billed on a fixed-price basis. Our President and CEO directly coordinated the project, and independent contractors were hired as needed.  The costs included direct material and labor costs and those indirect costs related to performance of the contract, such as indirect labor, supplies, tools, repairs, and depreciation costs.  We are not certain at this point whether or not we will continue to pursue renovation projects pending our initial property acquisition.

For the three months ended June 30, 2008 and 2007, we had a net loss of $(2,595) and $0, respectively.  For the six months ended June 30, 2008 and 2007, we had a net loss of $(4,496) and $(1,289), respectively.

Liquidity and Capital Resources

We intend to utilize cash derived from the proceeds of this offering, together with mortgage financing, if necessary and available, to effect our initial property investment.  We have not yet entered into any arrangements with a lender to provide such mortgage financing nor have we determined what amount, if any, we will require, which determination will depend in part on the amount of proceeds we received from this offering.  We may be unable to obtain mortgage financing on terms which we find economically feasible or acceptable.

Following our initial investment, we will likely require additional funding in order to continue purchasing properties, which will likely include the issuance of additional equity or debt securities.  The issuance of additional shares of our common stock will result in dilution to our existing shareholders, which could be substantial. Such issuance could even cause a change in control of the company and also could create an overhang in the market for our common stock causing the price to decline.  Similarly, if we issue debt securities, it could result in default and foreclosure on our properties if our operating revenues are insufficient to pay our debt obligations or could restrict our ability to obtain additional financing, if necessary, if the debt securities contain covenants restricting our ability to obtain additional financing.

Assuming sale of all units in the offering, of which we can offer no assurances, we estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $220,000, will be approximately $2,720,000.

The warrants will become exercisable on November 10, 2009 at a price of $.75.

        The warrants will expire at 5:00 p.m., New York City time, on November 10, 2012 or earlier upon redemption.  We may redeem the outstanding warrants:

•	in whole and not in part,
•	at a price of $.01 per warrant at any time after the warrants become exercisable,
•	upon a minimum of 30 days’ prior written notice of redemption, and
•
if, and only if, the last sales price of our common stock equals or exceeds $1.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

In the event we call the warrants for redemption, we have agreed that any warrants purchased by our directors during the six month period following separate trading of the warrants will be exercisable by them on a cashless basis.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.  Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants.  However, we cannot assure you that we will be able to do so.  The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.  Under no circumstances will New York Residential be obligated to net cash settle any of the warrants. In the event that these warrants are not exercisable, we will not be able to realize any of the proceeds from the exercise of such warrants.

We intend to use substantially all of the net proceeds of this offering to effect our initial property acquisition, including identifying and evaluating prospective properties for acquisition, selecting properties and negotiating and consummating their acquisition.  We believe that, upon consummation of this offering (assuming the sale of all units offered hereby), the funds available to us will be sufficient to allow us to operate for at least the next 10-12 months, assuming that we make only our initial property acquisition during that time.  However, if we are able to sell only a portion of the units offered hereby, we may require more additional funding than anticipated.  We plan to scale the size of our initial property acquisition and operations to the amount of proceeds received in this offering, but we may require additional funding if we are unable to do so.  If we do sell all of the units offered hereby, we do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business.  However, we still may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate additional property acquisitions that are presented to us.  Also, we intend to use mortgage financing to acquire real estate going forward.

Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, as of December 31, 2007 and June 30, 2008, we had negative working capital and negative tangible stockholders' equity of $142,783 and $195,553, respectively. In addition, we are not generating any revenues. These factors raise substantial doubt about our ability to continue operating as a going concern.   Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our financial statements are prepared in accordance with United States generally accepted accounting principles. Preparation of the statements in accordance with theses principles requires that we make estimates, using available data and our judgment, for such things as valuing assets, accruing liabilities and estimating expenses.  The following is a list of what we feel are the most critical estimates that we make when preparing our financial statements.

Critical Accounting Policies and Estimates

Revenue and Cost Recognition

Revenues from fixed-price construction contracts are recognized on the completed contract method. This method is used because the typical contract is completed in two months or less and financial position and results of operations do not vary significantly from those that would result from use of the percentage-of-completion method. A contract is considered complete when all costs except insignificant items have been incurred and the construction meets specifications or has been accepted by the customer.

Revenues from time and material contracts are recognized currently as the work is performed. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expense as incurred.  Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Costs in excess of amounts billed are classified as current assets, and billings in excess of costs are classified as current liabilities.

Income Taxes

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" (the "Interpretation"). The Interpretation establishes for all entities a minimum threshold for financial statement recognition of the benefit of tax positions, and requires certain expanded disclosures. The Interpretation is effective for fiscal years beginning after December 31, 2006, and is to be applied to all open tax years as of the date of effectiveness. The adoption of the Interpretation did not have a material impact on our financial statements.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes.  A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

PROPOSED BUSINESS

Introduction

We are a Delaware company incorporated on December 5, 2005 in order to serve as a vehicle to invest in, renovate and, in some cases, manage and operate residential real estate in the New York metropolitan area.

Property Investment

General

During 2006, we completed the renovation of one apartment in New York City.  During 2007 and 2008, we entered into agreements to engage in the design and renovation of two additional residential apartments in New York City, as well as the design and construction of a residential home in Kent, Connecticut. We expect to generate revenue from these agreements.  We have completed the design and have commenced construction on one of the two residential apartments in New York City.  The second apartment in New York City, as well as the residential home in Kent, Connecticut, is currently in the design phase and no construction on these two properties has commenced. We intend to utilize cash derived from the proceeds of this offering, together with mortgage financing, in order to effect our initial property acquisition. Although we intend to apply substantially all of the net proceeds of this offering applied toward effecting our initial property acquisition and renovation of such property as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more property acquisitions.

Our property acquisitions may be delayed due to any number of factors, including those relating to due diligence, mortgage financing and a seller’s preparation for the closing. In the alternative, we may acquire a building whose rental income is subject to delinquencies or which requires substantial funding to maintain or renovate any of which could render such a building financially unstable. While we ultimately plan to purchase additional residential properties, we will probably have the ability, as a result of our limited resources, to effect only a single property acquisition.

We have not Identified a Target Property

To date, we have not identified or selected any target property for acquisition. We will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the specific property which we may ultimately acquire. To the extent we acquire a financially unstable building or one that is in a state of disrepair or a low occupancy rate, we may be affected by numerous risks inherent in the business and operations of such a building. Although our management will endeavor to evaluate the risks inherent in a particular target property, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources and Selection of Target Properties

Any evaluation relating to the merits of a particular property acquisition will be based on several factors as well as other considerations deemed relevant by our management consistent with our business objective. In evaluating prospective target properties, we will conduct an extensive due diligence review which will encompass, among other things, meetings with building management and inspection of facilities, as well as review of financial and other information which will be made available to us.

The time and costs required to select and evaluate a target property and to complete the acquisition cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target property which we do not ultimately acquire will result in a loss to us and reduce the amount of capital available to otherwise complete an acquisition. However, we will not pay any finders or consulting fees to our existing stockholder, or any of his affiliates, for services rendered to or in connection with a property acquisition.

Probable Lack of Business Diversification

It is probable that we will have the ability to effect only a single property acquisition at the outset. Accordingly, the prospects for our success may be entirely dependent upon the future appreciation or performance of a single property. Moreover, since substantially all of our tangible assets are expected to consist of residential real estate in the New York metropolitan area, a significant downturn in the New York residential real estate market (either for rentals or purchases) could severely damage our business or cause a total loss of value of our tangible assets. Unlike other real estate acquisition entities which may have the resources to purchase a variety of properties in more than one market or area, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. Our lack of diversification subjects us to fluctuations in the New York residential real estate market and, initially, to the appreciation or successful operation of a single property.

 Renovation

In addition to renovating the properties in which we invest, we intend to generate revenues by taking on renovation projects for other residential properties. To date, we have engaged in a renovation of an apartment in New York City. The project involved a complete renovation of the apartment. We received payment for the complete project in the amount of $123,220 and paid $101,874 in costs associated therewith.  These costs included payment of independent sub-contractors and tradespersons to complete work on the project. Our President and CEO directly coordinates such renovations, retaining contractors and tradesmen to perform the work.  We are not certain at this point whether or not we will continue to pursue renovation projects pending our initial property acquisition.

Facilities

Our principal executive office is located at 15 West 72nd Street, Suite 15K, New York, NY 10023. Our President and CEO has permitted us to use this space at no charge to date. We may enter into an agreement with him to compensate him for our use of the space at a future date.

Employees

Robert Kornstein is currently our sole officer and director and as such is our only employee at this time. Mr. Kornstein has experience in construction management and in buying and renovating smaller residential buildings.  From 2003 to the present, he purchased five residential apartments in New York City ranging in size from approximately 500 to 1,500 square feet in which he renovated and combined a number of such apartments to over 3,000 square feet.  During such time, Mr. Kornstein has completed designs and drawings for a 14,000 square foot lakefront home in Kent, Connecticut and will be the project manager for this home which is scheduled for construction in Spring 2009.  In addition, he currently serves as a construction management consultant to the coop board of the Arcadia Building and to Sherwood Residential for the Cornado Building and Square Condominium, all of which are located in New York City.  Moreover, Mr. Kornstein currently serves as a designer and project manager for 1,000 and 3,000 square foot residential apartments in New York City.  From 2000 to 2003, he was a project manager for Fountain Head Construction, where his work included commercial projects in New York City such as retail stores and photography studios.  In addition, during such time, Mr. Kornstein completed residential projects in New York City such as townhouse renovations, and renovations of apartments up to a size of approximately 7,000 square feet.  From 1985 to 2003, Mr. Kornstein performed renovations and additions for residential homes in New Jersey and New York, including, but not limited to, the design, construction and sale of two approximately 10,000 square foot residential homes in Tenafly, New Jersey.  Although his experience does not include day-to-day operation of properties, he has served as an ongoing consultant for buildings which he renovated after completion of such renovation and is called in to manage issues which arise from time to time at the properties.  Mr. Kornstein has no experience conducting a public offering or running a public company.

We rely on licensed contractors for work done on our renovation projects.

Periodic Reporting and Audited Financial Statements

As of the date of this prospectus, we are subject to the requirements of the Securities Exchange Act of 1934, as amended, and will have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent accountants.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position

Robert Kornstein	45	President, Chief Executive Officer and Secretary

Mr. Kornstein is the President of Arcadia Design, Inc., a New Jersey corporation, which is engaged in the furniture design business. From June 2000 to July 2002, Mr. Kornstein was a Job Supervisor for Fountainhead Construction, a New York corporation, where he managed projects for residential and commercial real estate projects. He also has performed various residential renovation projects as an independent contractor.   Mr. Kornstein has experience in construction management and in buying and renovating smaller residential buildings.  From 2003 to the present, he purchased five residential apartments in New York City ranging in size from approximately 500 to 1,500 square feet in which he renovated and combined a number of such apartments to over 3,000 square feet.  During such time, Mr. Kornstein has completed designs and drawings for a 14,000 square foot lakefront home in Kent, Connecticut and will be the project manager for this home which is scheduled for construction in Spring 2009.  In addition, he currently serves as a construction management consultant to the coop board of the Arcadia Building and to Sherwood Residential for the Cornado Building and Square Condominium, all of which are located in New York City.  Moreover, Mr. Kornstein currently serves as a designer and project manager for 1,000 and 3,000 square foot residential apartments in New York City.  From 2000 to 2003, he was a project manager for Fountain Head Construction, where his work included commercial projects in New York City such as retail stores and photography studios.  In addition, during such time, Mr. Kornstein completed residential projects in New York City such as townhouse renovations, and renovations of apartments up to a size of approximately 7,000 square feet.  From 1985 to 2003, Mr. Kornstein performed renovations and additions for residential homes in New Jersey and New York, including, but not limited to, the design, construction and sale of two approximately 10,000 square foot residential homes in Tenafly, New Jersey.  Although his experience does not include day-to-day operation of properties, he has served as an ongoing consultant for buildings which he renovated after completion of such renovation and is called in to manage issues which arise from time to time at the properties. In all, he has 20 years of design and construction experience.  Mr. Kornstein has no experience conducting a public offering or running a public company.

Executive Compensation

We do not intend to pay compensation to our sole director and officer or any directors or officers who join our company until such time as we have completed our initial property acquisition. However, our existing stockholders and our sole director and executive officer will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying and performing due diligence on potential investment properties.  We expect that these expenses will be limited to general and administrative expenses including office expenses, communications, travel and entertainment, which we will use to meet with investors and discuss the merits of an investment in our business.   Although we have not set any specific limits on these expenses, we do not anticipate that they will exceed amounts allocated to miscellaneous offering expenses under “Use of Proceeds” located elsewhere in this prospectus.

 We expect to pay compensation to our officers, including our current President who is also a stockholder and director, as we recruit and employ them.  Because we do not yet know the extent of the labor and expertise required to oversee management of the properties we will eventually acquire, we are unable to determine what remuneration, if any, we will eventually pay our management. We intend to base it upon the market for executives at the time we seek to recruit them as well as our available resources.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the beneficial ownership of our shares of common stock by our sole director and officer, and by each beneficial owner of five percent (5%) or more of our outstanding common stock as of November 6, 2008 and after giving effect to the shares issued as part of the units in the offering. The table does not take into consideration the shares underlying warrants included in the units offered hereby because such warrants are not exercisable until one year from the date hereof and then only at the option of the warrant holder.

		Percentage of Outstanding Common Stock
Name and Address(1)	Amount and Nature of Beneficial Ownership	Before the Offering	After the Offering
Robert Kornstein, Sole Director and President/Secretary	510,000	16.67%	8.5%
Ivan Berkowitz	1,530,000	50.00%	25.5%
Avner Maloul	510,000	16.67%	8.5%
Alan Lowy	510,000	16.66%	8.5%

(1) The address for each of the listed beneficial owners is the address of the Company at 15 West 72nd Street, Suite 15K, New York, NY 10023.

CERTAIN TRANSACTIONS

At December 31, 2007 and June 30, 2008, we had outstanding a $31,693 and $42,193 promissory note payable to Robert Kornstein, our sole officer and director and a significant shareholder, respectively.  By its terms, the note bears interest at a rate equal to 15% and is payable upon the sale of at least 10% of the units in this offering. At December 31, 2007 and June 30, 2008, we have accrued $4,820 and $7,242, respectively, in interest expense related to the note.  The proceeds of the note have been used primarily to pay costs associated with this offering, including legal and accounting fees and costs of printing and filing of documents with the Securities and Exchange Commission.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.

PLAN OF DISTRIBUTION

The Offering

We are conducting this offering, on a best-efforts basis through Robert Kornstein, our President and Secretary as well as our existing shareholders, Ivan Berkowitz, Avner Maloul and Alan Lowy.  These individuals will not be compensated for offering the units.  We will, however, reimburse such officers and directors for all expenses incurred by them in connection with the offering.  We expect that these expenses will be limited to general and administrative expenses including office expenses, communications, travel and entertainment which we will use to meet with investors and discuss the merits of an investment in our business.   Although we have not set any specific limits on these expenses, we do not anticipate that they will exceed amounts allocated to miscellaneous offering expenses under “Use of Proceeds” located elsewhere in this prospectus.

These individuals will rely on Rule 3a4-1 of the Exchange Act as a safe harbor, for associated persons of an issuer. In this regard, each of those individuals intends, at the end of the offering, to perform substantial duties for or on behalf of the company unrelated to the transaction in securities, and none of these individuals were brokers or dealers, or associated persons of a broker or dealer, within the preceding 12 months.   The duties are expected to include assisting the company in locating and evaluating its initial and any subsequent acquisition properties (although we cannot be certain that we will ultimately acquire any properties). Furthermore, none of these individuals anticipates that they will be participating in selling an offering of securities of another issuer during the subsequent 12-month period commencing from the closing of this offering. The units may also be offered by broker-dealers who are members of the National Association of Securities Dealers Inc. We may, in our discretion, pay commissions of up to 8% of the offering price to participating broker-dealers.

Currently, we do not have any sales arrangements with a participating broker-dealer for the sale of the units. If we enter into such arrangements, we will file a post effective amendment to disclose the material terms of any such arrangement, and to identify the broker-dealer participating in the offering as they would be named in the prospectus that is part of the registration statement. Prior to the broker-dealer participating in the offering, it would obtain a "no-objection" position on the terms of the underwriting compensation from the National Association of Securities Dealers' Corporate Finance Department.

We intend to offer the units in the states of New York, New Jersey and Connecticut.  In the event that we determine to offer the units in other states, we will file a post-effective amendment with the Securities and Exchange Commission indicating the states in which our securities are to be offered and including any disclosure required by such states.

Certain restrictions are applicable to 3,060,000 shares of our common stock issued to our founding shareholders prior to this offering.  The Securities and Exchange Commission has taken the position that promoters or affiliates of a closely-held company and their transferees act as “underwriters” under the Securities Act when reselling the securities of a closely-held company.  Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering.  As of November 6, 2008, we have four holders of record.

Determination of Offering Price

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were determined based upon factors which our President, Chief Financial Officer and Chief Executive Officer considered relevant but does not necessarily reflect the current or anticipated future value of our company. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	our current operations and prospects for acquiring attractive residential real estate in the New York metropolitan area at appropriate prices;

•	our capital structure;

•	an assessment of our management and experience in purchasing and renovating residential property;

•	general conditions of the securities markets at the time of this offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since we are unable to compare our financial results and prospects with those of public companies operating in the same industry.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 20,000,000 shares of common stock, par value $.001, and 1,000,000 shares of preferred stock, par value $.001. As of the date of this prospectus, 3,060,000 shares of common stock are outstanding, held by four stockholders of record. No shares of preferred stock are currently outstanding.

 Units

Each unit consists of one share of common stock and one warrants. Each warrant entitles the holder to purchase one share of common stock. We plan for the common stock and warrants to begin to trade separately once the units are approved for trading on the OTC Bulletin Board, provided that in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering.

Common Stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders.

There is no cumulative voting with respect to the election of directors, with the result that holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our company. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $.75 per share, subject to adjustment as discussed below, at any time commencing one year from the date of this prospectus.

The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City time. We may call the warrants for redemption,

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•
if, and only if, the reported last sale price of the common stock equals or exceeds $1.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

In the event we call the warrants for redemption, we have agreed that any warrants purchased by our directors during the six-month period following separate trading of the warrants will be exercisable by them on a cashless basis.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.  Under no circumstances will New York Residential be obligated to net cash settle any of the warrants.

 No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends in the near future. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial property acquisition. The payment of any dividends will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

Following the completion of this offering, we anticipate that the transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

Immediately after this offering, assuming the sale of all units offered hereby, we will have 6,000,000 shares of common stock outstanding. Of these shares, the 2,940,000 shares sold as part of the units in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 3,060,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. These shares will be eligible for sale under Rule 144 when they have been outstanding for at least six months and meet the other requirements for eligibility under Rule 144.

Rule 144

The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and applies to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, periodic reporting requirements for at least three months preceding the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of ordinary shares then outstanding, which will equal 60,000 shares immediately after this offering; and
•	the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months preceding the sale. Such sales, both by affiliates and by non-affiliates, must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell company (other than a business combination related shell company) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144 our existing shareholders will be able to freely sell, without registration, their shares.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Hodgson Russ LLP, 1540 Broadway, 24th Floor, New York, New York.

EXPERTS

The financial statements included in this prospectus and in the registration statement as of and for the years ended December 31, 2007 and 2006, and for the cumulative period from December 5, 2005 (inception) to December 31, 2007, respectively, have been audited by Marcum & Kliegman LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement. This report expresses an unqualified opinion and includes an explanatory paragraph related to our ability to continue as a going concern.  The financial statements and the report of Marcum & Kliegman LLP are included in reliance upon their report given upon the authority of Marcum & Kliegman LLP as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)         A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)           For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)         For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)         The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)         The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

            “To the extent permitted by the General Corporation Law of the State of Delaware (or any statute succeeding such law), as such law now exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty occurring during the time this provision is in effect.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act of 1933, as amended, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

 New York Residential, Inc.
(A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheets as of December 31, 2007 and 2006	F-2

Statements of Operations For the Years Ended December 31, 2007 and 2006, and for the Period from December 5, 2005 (inception) to December 31, 2007	F-3

Statement of Changes in Stockholder’s Equity For the Period from December 5, 2005 (Inception) to December 31, 2007	F-4

Statements of Cash Flows For the Years Ended December 31, 2007 and 2006, and for the Period from December 5, 2005 (inception) to December 31, 2007	F-5

Notes to the Financial Statements	F-6 to F-10

Condensed Balance Sheets as of June 30, 2008 (unaudited) and December 31, 2007	F-11

Condensed Statements of Operations For Six Months Ended June 30, 2008 and 2007 and for the Period from December 5, 2005 (inception) to June 30, 2008 (unaudited)	F-12

Condensed Statement of Stockholders’ Equity For the Six Months Ended June 30, 2008 (unaudited)	F-13

Condensed Statements of Cash Flows For the Six Months Ended June 30, 2008 and 2007 and for the Period from December 5, 2005 (inception) to June 30, 2008 (unaudited)	F-14

Notes to Condensed Financial Statements	F-15 to F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
New York Residential, Inc.

We have audited the accompanying balance sheet of New York Residential, Inc. (A Development Stage Company) (the “Company”) as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006, and for the period from December 5, 2005 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New York Residential, Inc. (A Development Stage Company) as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, and for the period from December 5, 2005 (inception) to December 31, 2007 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has deficiencies in working capital and tangible stockholders' equity and is not currently generating revenues. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum & Kliegman LLP

New York, New York
August 5, 2008

NEW YORK RESIDENTIAL, INC
(A Development Stage Company)
BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current Assets:
Cash	$15,387	$33,039

TOTAL CURRENT ASSETS	15,387	33,039

Deferred offering costs	197,811	64,827

TOTAL ASSETS	$213,198	$97,866

Current Liabilities:

Accrued income taxes	$4,173	$5,200
Accrued liabilities, including amount owed to related party of $4,820	122,304	-
Promissory note related party	31,693	26,693

TOTAL LIABILITIES	158,170	31,893

STOCKHOLDERS' EQUITY:
Preferred stock-$.001 par value; 1,000,000 shares authorized; -
-0- shares issued and outstanding	-	-
Common stock-$.001 par value; 20,000,000 shares authorized; -
3,060,000 shares issued and outstanding	3,060	3,060
Additional paid-in-capital	50,267	50,267
Earnings accumulated during the development stage	1,701	12,646

TOTAL STOCKHOLDERS' EQUITY	55,028	65,973

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$213,198	97,866

The accompanying notes are an integral part of these financial statements.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,		For the period from December 5, 2005 (inception) to
	2007	2006	December 31, 2007
Contract revenues	$2,125	$123,220	$125,345

Cost and expenses:
Cost of contracts completed	8,250	101,874	110,124
Interest Expense	4,820	-	4,820
Formation costs	-	-	3,500

TOTAL OPERATING COSTS	13,070	$101,874	$118,444

(LOSS) INCOME BEFORE INCOME TAXES	(10,945)	$21,346	$6,901

Provision for income taxes	-	5,200	5,200

NET (LOSS) INCOME	$(10,945)	$16,146	$1,701

Net (loss) income per common share-Basic and Diluted	$(0.00)	$0.01
Weighted average number of shares outstanding-Basic and Diluted	3,060,000	3,060,000

The accompanying notes are an integral part of these financial statements.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the period from December 5, 2005 (Inception) to December 31, 2007

				Earnings accumulated during the development stage	Total Stockholders' Equity
	Common Stock		Additional paid-in- capital
	Shares	Amount

Issuance of Founders Shares
at $0.0174 per share	3,060,000	$3,060	$50,267	$-	$53,327

Net loss	-	-	-	(3,500)	(3,500)

Balance at December 31, 2005	3,060,000	3,060	50,267	(3,500)	49,827

Net income	-	-	-	16,146	16,146

Balance at December 31, 2006	3,060,000	$3,060	$50,267	$12,646	$65,973

Net loss	-	-	-	(10,945)	(10,945)

Balance at December 31, 2007	3,060,000	$3,060	$50,267	$1,701	$55,028

The accompanying notes are an integral part of these financial statements

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	For Year Ended December 31, 2007	For Year Ended December 31, 2006	For the Period Ended December 5, 2005 (inception) to December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(10,945)	$16,146	$1,701
Changes in operating liabilities:
Accrued interest on shareholder loan	4,820	-	4,820
Income taxes payable	(1,027)	5,200	4,173

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(7,152)	$21,346	$10,694

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	$-	$-	$53,327
Note proceeds from related party	25,000	26,693	51,693
Note repayments to related party	(20,000)	-	(20,000)
Payment of costs of the proposed publicoffering	(15,500)	(15,000)	(80,327)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	$(10,500)	$11,693	$4,693

Increase in cash	(17,652)	33,039	15,387
Cash, Beginning of year	33,039
Cash, End of year	$15,387	$33,039	$15,387

Non-Cash Investing and Financing Activities
Accrued offering costs	$117,484	$-	$117,484

The accompanying notes are an integral part of these financial statements.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Period from December 5, 2005 (Inception) to December 31, 2007

NOTE 1 - Organization, Business and Operations, and Going Concern

New York Residential, Inc. (the “Company”) was incorporated in Delaware on December 5, 2005 and was organized for the purpose of acquiring, renovating, investing in, improving and in some cases managing residential real estate in the New York Metropolitan area.

In 2006, the Company renovated and remodeled one residential apartment unit in New York City. The Company is still considered a development stage company due to lack of continuing revenue.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the continuation of the Company as a going concern.

At December 31, 2007, the Company had $15,387 in cash, working capital deficiency and negative tangible stockholders' equity of $142,783 and is not generating any revenue. These factors raise substantial doubt the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is  in the initial stage of operations. The Company’s ability to execute its business plan is contingent upon obtaining adequate financial resources through a proposed public offering which is discussed in Note 5. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this proposed offering, although substantially all of the net proceeds of this proposed offering are intended to be generally applied toward the acquisition of residential real property within the New York Metropolitan Area. Furthermore, there is no assurance that the Company will be able to successfully effect such a purchase of residential property. The Company has funded its operations to date from proceeds received from the sale of its Common Stock totaling approximately $53,000 and from net advances from the Company's sole director and officer totaling approximately $32,000 through December 31, 2007 (Note 3). The Company's sole director and officer has agreed verbally to fund the Company's operations through the closing of the proposed offering.

NOTE 2 - Summary of Significant Accounting Policies

Revenue and Cost Recognition

Revenues from fixed-price construction contracts are recognized on the completed contract method. This method is used because the typical contract is completed in two months or less and financial position and results of operations do not vary significantly from those that would result from use of the percentage-of-completion method. A contract is considered complete when all costs except insignificant items have been incurred and the construction is in accordance with the specifications or has been accepted by the customer.

Revenues from time and material contracts are recognized currently as the work is performed.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Costs in excess of amounts billed are classified as current assets under costs in excess of billings on uncompleted contracts. Billings in excess of costs are classified under current liabilities as billings in excess of costs on uncompleted contracts. As of December 31, 2007, there were no costs in excess of billings or billings in excess of costs.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Period from December 5, 2005 (Inception) to December 31, 2007

NOTE 2 - Summary of Significant Accounting Policies-continued

Income Taxes

The Company accounts for income taxes using the liability method as required by Statement of Financial Accounting Standard (“SFAS 109”) No. 109 “Accounting for Income Taxes”. Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2007, the company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109" ("FIN48"). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as "unrecognized benefits". A liability is recognized (or amount of net operating loss carry forward or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise's potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of FIN 48.

In accordance with FIN 48, interest costs related to unrecognized tax benefits are required to be calculated (if applicable) and would be classified as "Interest Expense, net" in the consolidated statements of operations. Penalties would be recognized as a component of "General and administrative expenses".

The Company files income tax returns in the United States (federal) and in the State of New York and the City of  New York all of which it deems to be its principal tax jurisdictions. The Company is subject to federal, state and local income tax examinations.

The adoption of the provisions of FIN 48 did not have a material impact on the Company's consolidated financial position and results of operations. As of December 31, 2007, no liability for unrecognized tax benefits was required to be recorded.

The Company has a net operating loss carryforward of $6,124 as of December 31, 2007.  The net operating loss carryforward expires in 2021.

For the year ended December 31, 2006, the Company recorded a provision for income taxes of $5,200. This represented a federal tax at $2,300 and state and local income taxes of $2,900.  There was no provision for taxes recorded for the year ended December 31, 2007.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and receivables. The Company places its cash with high quality financial institutions and at times may exceed the Federal Deposit Insurance Corporation (“FDIC”) $100,000 insurance limit. At December 31, 2007, the Company had no cash balances in these accounts in excess of the FDIC insurance limits.

The Company offers its services primarily in the state of New York and it extends credit based on an evaluation of a customer’s financial condition, generally without collateral. Exposure to losses on accounts receivable is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, if required. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

One customer accounted for approximately 100% of total sales for the year ended December 31, 2007 and 2006.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Period from December 5, 2005 (Inception) to December 31, 2007

NOTE 2 – Summary of Significant Accounting Policies-continued

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the years presented.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted  accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs

Deferred offering costs consist principally of legal and accounting fees incurred through December 31, 2007 in connection with the Company’s Proposed Offering and that will be charged to capital upon the receipt of the capital raised. In the event that the Proposed Offering is not consummated, the deferred costs will be charged against operations.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This statement applies under other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued Staff Positions (FSPs) No. 157-1 and No. 157-2, which, respectively, remove leasing transactions from the scope of SFAS No. 157 and defer its effective date for one year relative to certain nonfinancial assets and liabilities. As a result, the application of the definition of fair value and related disclosures of SFAS No. 157 (as impacted by these two FSPs) was effective for the Company beginning January 1, 2008 on a prospective basis with respect to fair value measurements of (a) nonfinancial assets and liabilities that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually) and (b) all financial assets and liabilities. This adoption did not have a material impact on the Company’s results of operations or financial condition. The remaining aspects of SFAS No. 157 for which the effective date was deferred under FSP No. 157-2 are currently being evaluated by the Company. Areas impacted by the deferral relate to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applies to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. The effects of these remaining aspects of SFAS No. 157 are to be applied to fair value measurements prospectively beginning January 1, 2009.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2007. The adoption of SAB 108 did not have a material effect on the Company’s financial statements.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Period from December 5, 2005 (Inception) to December 31, 2007

NOTE 2 - Summary of Significant Accounting Policies-continued

Recently Issued Accounting Pronouncements - continued

In December 2007, the FASB issued Staff Position (FSP) EITF 00-19-2, “Accounting for Registration Payment Arrangements.” This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” The guidance is effective for fiscal years beginning December 15, 2007. The Company has evaluated the new pronouncement and has determined that it will not have a significant impact on the determination or reporting of its financial results.

In February, 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of SFAS 115.” This statement provides companies with an option to report selected financial assets and liabilities at fair value.  This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted.  The application of this statement had no material impact on the financial position or results of the Company’s operations.

In May, 2008, FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles".  The Company has evaluated the new pronouncement and has determined that it will not have a significant impact on the determination or reporting of its financial results.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the financial statements.

NOTE 3 – Promissory Note Related Party

At December 31, 2007, the Company has a $31,693 promissory note from Robert Kornstein, the sole officer and director of the Company. The note bears interest of 15% and is payable on the consummation of the proposed offering.  As of December 31, 2007, $4,820 of accrued interest is owed to Robert Kornstein.

NOTE 4 - Commitments

The Company presently occupies office space provided by Robert Kornstein, the Company’s sole director and officer. The officer has agreed that, until the registration statement is effective and acquisition of an initial property by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company and will not be reimbursed for the cost of the office as well as certain other expenses.  As of December 31, 2007, the amount of such expenses that would be payable to Robert Kornstein is approximately $21,000. These expenses have not been accrued since the reimbursement is contingent upon the factors discussed above.

As of December 31, 2007, the Company has no backlog of signed contracts.

NOTE 5 – Stockholders’ Equity

Common Stock

The Company is authorized to issue 20,000,000 shares of common stock, par value $.001. On December 5, 2005, the Company issued 3,060,000 shares of its common stock to its founders for a price of $.0174 per share, totaling $53,327. Of this amount, 510,000 shares were issued to the Company's sole director and officer.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Period from December 5, 2005 (Inception) to December 31, 2007

NOTE 5 – Stockholders’ Equity-continued

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $.001 with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2007, there are no outstanding preferred shares.

Proposed Offering

The proposed offering calls for the Company to offer for public sale up to 2,940,000 units (‘‘units’’) at a price of $1.00 per unit. Each unit consists of one share of the Company’s common stock, $.001 par value, and one Redeemable Common Stock purchase warrant (“warrant”). Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $.75 commencing one year from the effective date of the proposed offering and expiring four years from the effective date of the proposed offering. The warrants will be redeemable, at a price of $.01 per warrant upon thirty (30) days notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $1.50 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption.

In the event, The Company calls the warrants for redemption, the Company has agreed that any warrants purchased by its directors during the six month period following separate trading of the warrants will be exercisable by them on a cashless basis.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.  Under the terms of the warrant agreement, the Company has agreed to meet these conditions and use its best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants.  However, the Company cannot assure that it will be able to do so.  The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.  Under no circumstances will the Company be obligated to net cash settle any of the warrants.

As of December 31, 2007, the Company has capitalized approximately $198,000 of costs in connection with the proposed offering.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
CONDENSED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$26,529	$15,387
Total current assets	26,529	15,387
Deferred offering costs	246,085	197,811
Total assets	$272,614	213,198

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued income taxes	$3,573	$4,173
Advance from customer	20,000	-
Accrued liabilities	156,316	122,304
Promissory note related party	42,193	31,693
Total liabilities	222,082	158,170

Stockholders' equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $.001 par value; 20,000,000 shares issued and authorized – 3,060,000 shares issued and outstanding	3,060	3,060
Additional paid-in capital	50,267	50,267
(Deficit) Earnings accumulated during development stage	(2,795)	1,701
Total stockholders’ equity	50,532	55,028
Total liabilities and stockholders’ equity	$272,614	$213,198

*Condensed from audited financial statements as included elsewhere herein.

See notes to these condensed financial statements.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Six Months Ended June 30,		Cumulative During the Development Stage December 5, 2005 (inception) to
	2008	2007	June 30, 2008
Contract revenues	$-	$-	$125,345
	-	-	-
Costs and expenses:
Costs of contracts completed	-	1,289	110,124
General and administrative costs	2,074	-	2,074
Interest expense	2,422	-	7,242
Formation costs	-	-	3,500
Total operating expenses	4,496	1,289	122,940

Loss (income) from before income taxes	(4,496)	(1,289)	2,405
Provision for income taxes	-	-	5,200
Net loss	$(4,496)	$(1,289)	$(2,795)
Loss per common share-Basic and Diluted	$-	$-
Weighted average number of shares outstanding-Basic and Diluted	3,060,000	3,060,000

See notes to these condensed financial statements.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Six Months Ended June 30, 2008
(UNAUDITED)

			Additional	Retained	Total
	Common Shares		Paid	Earnings	Stockholders’
	Shares	Amount	in Capital	(Deficit)	Equity
Balance at January 1, 2008	3,060,000	3,060	50,267	1,701	55,028

Net loss	-	-	-	(4,496)	(4,496)
Balance at June 30, 2008	3,060,000	$3,060	$50,267	$(2,795)	$50,532

See notes to these condensed financial statements.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,		Cumulative During the Development Stage December 5, 2005 (inception)
	2008	2007	to June 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,496)	$(1,289)	$(2,795)

Changes in operating liabilities:
Income taxes payable	(600)	(1,027)	3,573
Accrued interest on shareholder loan	2,422	-	7,242
Costs in excess of billings	-	(3,824)	-
Billings in excess of costs	20,000	-	20,000
Other liabilities	(16,684)	30,500	(16,684)
NET CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITES	642	24,360	11,336

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	-	-	53,327
Note proceeds from related party	10,500	-	62,193
Note repayments to related party	-	-	(20,000)
Payment of costs of the proposed public offering	-	(30,500)	(80,327)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	10,500	(30,500)	15,193

Net increase (decrease) in cash	11,142	(6,140)	26,529
Cash, Beginning of period	15,387	33,039	-
Cash, End of period	$26,529	$26,899	$26,529

Non-cash Investing and Financing Activities:
Accrued Offering Expenses	$44,974	$37,250	$162,458

See notes to these condensed financial statements.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1: Organization, Business and Operations, and Going Concern

New York Residential, Inc. (the “Company”) was incorporated in Delaware on December 5, 2005 and was organized for the purpose of acquiring, renovating, investing in, improving and in some cases managing residential real estate in the New York Metropolitan area.

The Company is still considered a development stage company due to lack of continuing revenue.

The unaudited condensed financial statements have been presented on the basis that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2008 the Company had negative working capital and negative tangible stockholders' equity of $195,553 and was not generating any revenues. These factors raise substantial doubt about the Company’s ability to continue operating as a going concern. The Company is seeking to raise up to approximately $3 million through the proposed offering of its securities as discussed in Note 3. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is in the initial stage of operations. The Company’s ability to execute its business plan is contingent upon obtaining adequate financial resources through a proposed public offering which is discussed in Note 3. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this proposed offering although substantially all of the net proceeds of this Proposed Offering are intended to be generally applied toward the acquisition of residential real property within the New York Metropolitan Area. Furthermore, there is no assurance that the Company will be able to successfully effect such a purchase of residential property.

The Company has funded its operations to date from proceeds received from the sale of its common stock totaling approximately $53,000 and from net advances from the Company's sole director and officer totaling approximately $42,000 as of June 30, 2008. The Company's sole director and officer has agreed verbally to fund the Company's operations through the earlier of the closing of the Proposed Offering.

NOTE 2: Basis of Presentation

The interim financial information as of June 30, 2008 and for the six month periods ended June 30, 2008 and 2007 and for the period from December 5, 2005 (inception) to June 30, 2008 has been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles  have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and the notes thereto herein included elsewhere herein.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present a fair statement of financial position as of June 30, 2008, and results of operations and cash flows for the six months ended June 30, 2008 and 2007 and for the period from December 5, 2005 (inception) to June 30, 2008 as applicable, have been made. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the operating results for the full fiscal year or any future periods. For further information, refer to the Company’s financial statements and footnotes thereto as of December 31, 2007, included elsewhere herein.

NEW YORK RESIDENTIAL, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 3: Proposed Offering

The proposed offering calls for the Company to offer for public sale up to 2,940,000 units (‘‘units’’) at a price of $1.00 per unit. Each unit consists of one share of the Company’s common stock, $.001 par value, and one redeemable common Stock purchase warrant (“warrant”). Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $.75 commencing one year from the effective date of the proposed offering and expiring four years from the effective date of the proposed offering. The warrants will be redeemable, at a price of $.01 per warrant upon thirty (30) days notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $1.50 per share for any 20 trading days within a 30 trading day period ending three business days before the Company send the notice of redemption.

In the event, the Company calls the warrants for redemption, the Company has agreed that any warrants purchased by its directors during the six month period following separate trading of the warrants will be exercisable by them on a cashless basis.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.  Under the terms of the warrant agreement, the Company has agreed to meet these conditions and use its best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants.  However, the Company cannot assure that it will be able to do so.  The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.  Under no circumstances will the Company  be obligated to net cash settle any of the warrants.

As of June 30, 2008, the Company has capitalized approximately $246,000 of costs in connection with the proposed offering.

Until February 9, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$2,940,000

New York Residential, Inc.

2,940,000 Units

PROSPECTUS

November 10,  2008